Exhibit (a)(5)(iv)

Alfasigma S.p.A. Announces Expiration of Hart-Scott-Rodino Waiting Period in Connection with Pending Acquisition of Intercept Pharmaceuticals, Inc.

Bologna, Italy– October 26, 2023 — Alfasigma S.p.A. (“Alfasigma”) today announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with respect to Alfasigma’s proposed acquisition of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (“Intercept”) expired at 11:59 p.m. on October 25, 2023. The expiration of the HSR Act waiting period satisfies one of the conditions to consummate the tender offer. Other customary offer conditions remain to be satisfied, including, among others, a minimum tender of at least a majority of outstanding Intercept common stock. Unless the tender offer is extended or earlier terminated in accordance with the rules and regulations of the SEC and the merger agreement governing the tender offer and the related transactions, the offer and withdrawal rights will expire at 12:00 midnight, Eastern Time, on November 8, 2023 (one minute after 11:59 p.m., Eastern Time, on November 7, 2023).

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for any tender offer materials that Intercept or Alfasigma have filed or will file with the SEC. Interstellar Acquisition Inc., a Delaware corporation, and Alfasigma have filed a Tender Offer Statement on Schedule TO with the SEC and Intercept has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the Offer. The Offer will only be made pursuant to the Offer to Purchase, the Letter of Transmittal and other related documents filed with such Schedule TO. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully and considered before any decision is made with respect to the Offer. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the Offer, at ICPTOffer@Georgeson.com.

Disclaimer

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Alfasigma and certain of the plans and objectives of Alfasigma with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Intercept, including without limitation with respect to its business, the Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Intercept’s stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Intercept and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Intercept and adversely affect its ability to maintain relationships with employees, customers, or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Intercept’s operations into those of Alfasigma; (x) the successful implementation of Alfasigma’s strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Alfasigma’s and/or Intercept’s actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Alfasigma operates; (xiv) industry consolidation and competition; (xv) the possibility that Alfasigma’s business and/or Intercept’s business will be adversely impacted during the pendency of the Transactions, and (xvi) other risk factors described in Intercept’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this release are based upon information known to Alfasigma on the date of this announcement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Neither Alfasigma nor Intercept undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Alfasigma

Alfasigma is one of Italy's leading pharmaceutical companies with a strong international position. The Group has a worldwide presence in over 100 countries where about 3000 people work in research, development, production and distribution. In Italy, Alfasigma is a leader in the prescription products market where, in addition to its strong focus on gastro-intestinal products, it is present in several primary care therapeutic areas. It is popular with the consumer public for a number of nutraceuticals & food supplements that respond to different needs, and that are well known and deeply rooted in the Italian families’ experience. Its historical headquarters is in Bologna, to which another headquarter was added in Milan, while the production sites are: in Italy, in Pomezia (RM), Alanno (PE), Sermoneta (LT) and Trezzano Rosa (MI) and abroad in Tortosa in Spain and in Shreveport (Louisiana) in the United States. The R&D laboratories are in Pomezia and in the Parco Scientifico Tecnologico Kilometro Rosso in Bergamo.

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Contact Information:

Information Agent for the Offer

Georgeson LLC

+1 888-293-6812

ICPTOffer@Georgeson.com

Alfasigma S.p.A.

Corporate Communication

Simona Gelpi simona.gelpi@alfasigma.com

Gea Gardini gea.gardini@alfasigma.com

www.alfasigma.it

iCorporate

Luca Bolzoni luca.bolzoni@icorporate.it +39.347.6498627

Alberto Colombini alberto.colombini@icorporate.it + 39.335.1222631

Tancredi Intelligent Communication

Emma Valgimigli emma@tancredigroup.com

Emma Hodges hemma@tancredigroup.com

alfasigma@tancredigroup.com

+44 203 434 2330

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